EXHIBIT 10  (ff)

         THIS AMENDMENT NO. 2 TO CREDIT AGREEMENT (this "Agreement") is made and entered into as of this 28th day of August, 1998 among:

         DATA GENERAL CORPORATION, a Delaware corporation ("Borrower"), NATIONSBANK, NATIONAL ASSOCIATION, a national banking association formerly known as NationsBank of Texas, National Association, THE BANK OF NEW YORK, and FLEET NATIONAL BANK, formerly known as Fleet Bank of Massachusetts, N.A, (each individually, a "Lender" and collectively, the "Lenders"); and

         NATIONSBANK, NATIONAL ASSOCIATION, a national banking association formerly known as NationsBank of Texas, National Association, in its capacity as agent for the Lenders (in such capacity, the "Agent");

                              W I T N E S S E T H:

         WHEREAS, the Borrower, the Lenders and the Agent have entered into a Credit Agreement dated as of September 30, 1997, as amended pursuant to that certain Amendment No. 1 to Credit Agreement dated as of January 28, 1998 (as amended and from time to time hereafter amended, restated, modified, supplemented, replaced or amended and restated, the "Credit Agreement"), pursuant to which the Lenders agreed to make a Revolving Credit Facility available to the Borrower; and

         WHEREAS, the Borrower has requested that the Credit Agreement be amended in the manner set forth herein and the Agent and the Lenders are willing to agree to such amendment, effective immediately after the effectiveness of the Assignment and Acceptances of even date herewith by and between each of the Lenders and certain other financial institutions;

         NOW, THEREFORE, in consideration of the mutual covenants and the fulfillment of the conditions set forth herein, the parties hereto do hereby agree as follows:

         1. Definitions. Any capitalized terms used herein without definition shall have the meaning set forth in the Credit Agreement.

         2. Amendment. Subject to the terms and conditions set forth herein, the Credit Agreement is hereby amended as follows:

                  (a) Section 1.1 of the Credit Agreement is hereby amended by deleting in its entirety the definition of "Applicable Margin" and inserting in lieu thereof the following:

                           "Applicable  Margin" means that percent per annum set
                  forth below, which shall be based upon the Consolidated Leverage Ratio for the Four-Quarter Period most recently ended as specified below:


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                                Applicable Margin

Consolidated                   Eurodollar Rate and
Leverage Ratio                 Letter of Credit Fee     Base Rate     Commitment
                                                                      Fee
--------------                 --------------------     ---------     ----------
(a)Less than .75 to 1.00              0.875%                 0%          .250%

(b)Less than 1.50 to 1.00
   but greater than or equal
   to .75 to 1.00                    1.1250%                 0%          .350%

(c)Less than 2.25 to 1.00
   but greater than or equal
   to 1.50 to 1.00                    1.250%                 0%          .375%

(d)Less than 2.75 to 1.00
   but greater than or equal
   to 2.25 to 1.00                    1.375%              .250%          .500%

(e)Greater than or equal
   to 2.75 to 1.00                    1.500%              .250%          .625%

                  The Applicable Margin shall be established at the end of each fiscal quarter of the Borrower (each, a "Determination Date"). Any change in the Applicable Margin following each Determination Date shall be determined based upon the computations set forth in the certificate furnished to the Agent pursuant to Section 7.1(a)(ii) and Section 7.1(b)(ii) hereof, subject to review and approval of such computations by the Agent, and shall be effective commencing on the date such certificate is received until the date on which a new certificate is delivered; provided however, if the Borrower shall fail to deliver any such certificate within the time period required by Section 7.1 hereof, then the Applicable Margin shall be 1.500% for Eurodollar Rate Loans and the fee for Letters of Credit under Section 4.3 hereof, .250% for Base Rate Loans and .625% for the Commitment Fee, in each case, from the date such certificate was required to be delivered, until the appropriate certificate is so delivered. Further, notwithstanding the foregoing, the Applicable Margin shall be 1.375% for Eurodollar Rate Loans and the fee for Letters of Credit, 0.250% for Base Rate Loans and 0.500% for the Commitment Fee from the Closing Date until the earlier of (i) the date on which the certificate for the period ending June 30, 1999 is delivered or (ii) a certificate is furnished to the Agent that demonstrates a Consolidated Leverage Ratio of not more than 2.25 to 1.00. For purposes of this definition of "Applicable Margin" only, the Consolidated Leverage Ratio shall be calculated without consideration of the final proviso of the definition of "Consolidated EBITDA" relating to the $135,000,000 worldwide restructuring charge taken by the Borrower in its third fiscal quarter of 1998.

                  (b) Section 1.1 of the Credit Agreement is hereby amended by deleting in its entirety the definition of "Consolidated EBITDA" and inserting in lieu thereof the following:

                           "Consolidated  EBITDA"  means,  with  respect  to the
                  Borrower and its Subsidiaries for any Four-Quarter Period ending on the date of computation thereof, the sum of, without duplication, (i) Consolidated Net Income, (ii) Consolidated Interest Expense, (iii) taxes on income, (iv) amortization, and (v) depreciation, all determined on a consolidated basis in accordance with GAAP applied on a Consistent Basis; provided, however, that for each of the first four fiscal quarters following any Acquisition, the calculation of Consolidated EBITDA for each Four-Quarter Period ending on the last day of each such fiscal quarter shall include the historical financial performance of the acquired business for that portion of such Four-Quarter Period occurring prior to such Acquisition; and provided further, however, that solely for purposes of calculating Consolidated EBITDA for any Four-Quarter Period which includes the Borrower's third fiscal quarter of 1998, the Borrower shall include in the definition of Consolidated Net Income in clause (i) above that portion of the $135,000,000 worldwide restructuring charge against earnings taken by the Borrower during the third fiscal quarter of 1998 that does not constitute Consolidated Interest Expense, taxes on income, depreciation or amortization in clauses (ii) through (v) above.

                  (c) Section 1.1 of the Credit Agreement is hereby amended by deleting in its entirety the definition of "Consolidated Fixed Charge Ratio" and inserting in lieu thereof the following:

                           "Consolidated Fixed Charge Ratio" means, with respect
                  to the Borrower and its Subsidiaries for any Four-Quarter Period ending on the date of computation thereof, the ratio of
                  (i) Consolidated EBITDA plus Consolidated Lease Expense for such period, to (ii) Consolidated Fixed Charges for such period.

                  (d) Section 1.1 of the Credit Agreement is hereby amended by inserting in the proper alphabetical order the following definition of "Consolidated Lease Expense":

                           "Consolidated  Lease Expense" means,  with respect to
                  any period of computation thereof, the gross expense related to or arising out of the leases of the Borrower and its Subsidiaries for such period, whether or not characterized as rent, excluding expenses in respect of Capital Leases constituting Indebtedness, all determined on a consolidated basis in accordance with GAAP applied on a Consistent Basis.

                  (e) Section 1.1 of the Credit Agreement is hereby amended by deleting in its entirety the definition of "Total Revolving Credit Commitment" and inserting in lieu thereof the following:

                           "Total Revolving Credit Commitment" means a principal
                  amount equal to $45,000,000, as reduced from time to time in accordance with Section 2.7 hereof.

                  (f) Section 8.1(a) of the Credit Agreement is hereby deleted in its entirety and the following new Section 8.1(a) is inserted in replacement thereof:

                       (a)Consolidated  Leverage Ratio.  Permit at any time
                  during any Four-Quarter Period of the Borrower, the Consolidated Leverage Ratio to be greater than 3.00 to 1.00.

                  (g) Section 8.1(b) of the Credit Agreement is hereby deleted in its entirety and the following new Section 8.1(b) is inserted in replacement thereof:

                      (b)Consolidated  Fixed Charge Ratio.  Permit at any
                  time during any Four-Quarter Period of the Borrower the Consolidated Fixed Charge Ratio to be less than 2.25 to 1.00.

                  (h)Section 8.1 of the Credit Agreement is hereby amended by inserting the following new Section 8.1(e):

                           (e) Consolidated Cash and Eligible Securities. Permit
                  at any time the sum of cash and Eligible Securities of the Borrower and its Subsidiaries on a consolidated basis to be less than the sum of (i) Letter of Credit Outstandings, (ii) Revolving Credit Outstandings and (iii) $30,000,000.00.

         3. Representations and Warranties. In order to induce the Agent and the Lender to enter into this Agreement, the Borrower represents and warrants to the Agent and the Lenders as follows:

                  (a) The  representations  and  warranties  made by Borrower in
         Article VI of the Credit Agreement are true and correct on and as of the date hereof, except to the extent that such representations and warranties expressly relate to an earlier date and except that the financial statements referred to in Section 6.6(a) of the Credit Agreement shall be deemed to be those financial statements most recently delivered to the Agent and the Lenders pursuant to Section 7.1 of the Credit Agreement;

                  (b)  There  has  been  no  material   adverse  change  in  the
         condition, financial or otherwise, of the Borrower and its Subsidiaries, taken as a whole, since the date of the most recent financial reports of the Borrower received by the Agent and the Lenders under Section 7.1(a) of the Credit Agreement, other than changes in the ordinary course of business;

                  (c) The business and properties of the Borrower and its Subsidiaries, taken as a whole, are not, and since the date of the most recent financial report of the Borrower and its Subsidiaries received by the Agent and the Lenders under Section 7.1(a) of the Credit Agreement, have not been, adversely affected in any substantial way as the result of any fire, explosion, earthquake, accident, strike, lockout, combination of workers, flood, embargo, riot, activities of armed forces, war or acts of God or the public enemy, or cancellation or loss of any major contracts; and

                  (d) No event has occurred and is continuing which constitutes, and no condition exists which upon the consummation of the transaction contemplated hereby would constitute, a Default or an Event of Default on the part of the Borrower under the Credit Agreement.

         4. Conditions To Close. The effectiveness of this Amendment Agreement is subject to the following:

                  (a) The Agent shall have received seven (7) counterparts of this Amendment Agreement complete with all addenda and duly executed by all signatories hereto; and

                  (b) The Lenders shall have each received payment of a fee equal to 0.05% of the Total Revolving Credit Commitment, after giving effectiveness to this Amendment Agreement.

         5. Entire Agreement. This Agreement sets forth the entire understanding and agreement of the parties hereto in relation to the subject matter hereof and supersedes any prior negotiations and agreements among the parties relative to such subject matter.

         6. Full Force and Effect of Agreement. Except as hereby specifically amended, modified or supplemented, the Credit Agreement and all other Letter of Credit Documents are hereby confirmed and ratified in all respects and shall remain in full force and effect according to their respective terms.

         7. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument.

         8. Governing Law. This Agreement shall in all respects be governed by the laws and judicial decisions of the State of New York.

         9. Enforceability. Should any one or more of the provisions of this Agreement be determined to be illegal or unenforceable as to one or more of the parties hereto, all other provisions nevertheless shall remain effective and binding on the parties hereto.

         10. Credit Agreement. All references in any of the Loan Documents to the Credit Agreement shall mean the Credit Agreement as amended hereby.

                                              [Signature page follows.]

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized officers, all as of the day and year first above written.

                       BORROWER:

                       DATA GENERAL CORPORATION

                       By:      /s/ Robert C. McBride
                       Name:             Robert C. McBride
                       Title:            Vice President; Treasurer


                       AGENT:

                       NATIONSBANK, NATIONAL ASSOCIATION, as Agent for the
                       Lenders

                       By:      /s/ Yousuf Omar
                       Name:             Yousuf Omar
                       Title:            Senior Vice President


                       LENDERS:

                       NATIONSBANK, NATIONAL ASSOCIATION

                       By:      /s/ Yousuf Omar
                       Name:             Yousuf Omar
                       Title:            Senior Vice President


                       THE BANK OF NEW YORK

                       By:      /s/ David C. Judge
                       Name:             David C. Judge
                       Title:            Senior Vice President

                       FLEET NATIONAL BANK

                       By:      /s/ Scott D. Wheelock
                       Name:             Scott D. Wheelock
                       Title:            Vice President